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                                                                EXHIBIT 23.1



              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the reference to our firm under the caption "Experts" and in the caption "Discount Auto Parts Summary Historical Financial Information" in the Registration Statement (Form S-4) and related Proxy Statement/Prospectus of Discount Auto Parts, Inc. for the registration of 1,855,000 shares of its common stock and to the incorporation by reference therein of our report dated August 8, 1997, with respect to the consolidated financial statements of Discount Auto Parts, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended June 3, 1997, filed with the Securities and Exchange Commission and in its Annual Report to Shareholders, included as Exhibit 13 to this Registration Statement.



                                   /s/ Ernst & Young LLP


Tampa, Florida
November 21, 1997